UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2023

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Offi cers; Compensatory Arrangements of Certain Officers.

On May 18, 2023, but effective as of May 15, 2023, Microbot Medical Inc. (the “Company”) entered into a series of agreements with certain of its executive officers, all in relation to the Company’s previously announced cost restructuring plan pursuant to which, among other things, certain executive officers agreed to a reduction of 30-40% of base salary, as follows (collectively, the “Employment Agreement Addendums”):

●	Rachel Vaknin, CFO. Pursuant to an Addendum to Employment Agreement, Ms. Vaknin’s gross monthly salary shall be decreased to a gross amount of NIS 35,000. Social and fringe benefits due to Ms. Vaknin shall be calculated based upon the updated salary, excluding sick days and vacation days which will continue to be accumulated per her existing Agreement. Notwithstanding the foregoing, in the event of termination of Ms. Vaknin’s employment, either by the Company or by Ms. Vaknin, the redemption of accrued vacation days and the payment of prior notice period shall be calculated based on Ms. Vaknin’s salary prior to May 15, 2023.

●	Simon Sharon, CTO and General Manager. Pursuant to an Addendum to Employment Agreement, Mr. Sharon’s gross monthly salary shall be decreased to a gross amount of NIS 44,496. Social and fringe benefits due to Mr. Sharon shall be calculated based upon the updated salary, excluding sick days and vacation days which will continue to be accumulated per his existing Employment Agreement. Notwithstanding the foregoing, in the event of termination of Mr. Sharon’s employment, either by the Company or by Mr. Sharon, the redemption of accrued vacation days and the payment of prior notice period shall be calculated based on Mr. Sharon’s salary prior to May 15, 2023.

●	Eyal Morag, CMO. Pursuant to an Addendum to Employment Agreement, Dr. Morag’s gross monthly salary shall be decreased to a gross amount of NIS 49,440. Social and fringe benefits due to Dr. Morag shall be calculated based upon the updated salary, excluding sick days and vacation days which will continue to be accumulated per his existing Employment Agreement. Notwithstanding the foregoing, in the event of termination of Dr. Morag’s employment, either by the Company or by Dr. Morag, the redemption of accrued vacation days and the payment of prior notice period shall be calculated based on Dr. Morag’s salary prior to May 15, 2023. Pursuant to a separate Addendum to Employment Agreement, the advance notice period upon termination of Dr. Morag’s Employment Agreement shall be shortened to ninety days.

The foregoing summaries of the Employment Agreement Addendums do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 22, 2023, the Company issued a press release announcing that a team of six leading European interventional radiologists used the LIBERTY® Surgical Robotic System and achieved a 100% success rate in an extensive pre-clinical animal study, held at a leading European-based research lab. The team of radiologists utilized the system and performed a total of 48 catheterizations to pre-determined vascular targets including distal branches of hepatic, gastric, splenic, mesenteric, renal, and hypogastric arteries.

The press release, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in this Item 7.01 or Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Addendum to Employment Agreement with Rachel Vaknin
10.2	Addendum to Employment Agreement with Simon Sharon
10.3	Addendum to Employment Agreement with Eyal Morag
10.4	Addendum to Employment Agreement with Eyal Morag
99.1	Press Release dated May 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: May 22, 2023